EXHIBIT 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Directors of Scudder Global Fund, Inc.:



     We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Scudder Global Fund, Inc. on Form N-1A, of our report dated August 11, 1995 on our audit of the financial statements and financial highlights of Scudder Global Fund and Scudder International Bond Fund, which reports are included in the Annual Reports to Shareholders for the year ended June 30, 1995, which is incorporated by reference in the Registration Statement.

     We consent to the reference to our Firm under the caption, "Experts."






                                               /s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts                          COOPERS & LYBRAND L.L.P.
October 16, 1995